EXHIBIT 10.2

Standard
Chartered

Date: 20th September 2002
Our ref: C&IB/LC/TEAM3/BKE

CONFIDENTIAL

Go-Gro Industries Ltd.
6/F., Kenning Industrial Building
19 Wang Hoi Road
Kowloon Bay
Kowloon

Attn: Mr. Daniel Chan, President / Mr. Nicholas Li, Finance Director

Dear Sirs,

BANKING FACILITIES: GO-GRO INDUSTRIES LTD.

We are pleased to confirm that the Bank is willing to make available to your company (the “Company”) the following working capital facilities up to the amounts indicated.

1.	CURRENT ACCOUNT OVERDRAFT – HKD6,000,000.

2.	TRADE FINANCE GROUP ALL (Discrepant Credit Bills Negotiated – with recourse) – HKD46,000,000.

3.	TRADE FINANCE GROUP 1 – HKD46,000,000.

4.	TRADE FINANCE GROUP 2 – HKD46,000,000.

5.	TRADE FINANCE GROUP 3 – HKD46,000,000.

The above Trade Finance Groups All, 1, 2 and 3 are complementary and the combined outstandings are not to exceed HKD46,000,000. For product availability, please see the attachment to this letter.

Prior evidence of insurance is required for all “free on board” and “cost and freight” shipments under import letters of credit.

Combined usance and loan period of any one transaction under import facilities is not to exceed 120 days.

Usance period of export facilities is not to exceed 120 days.

Negotiation of discrepant credit bills is financed on unsecured basis.

Export invoice discounting is allowed with 85% finance for up to 120 days against presentation of the Company’s certified copies of invoices subject to the Bank’s prior approval on drawee.

Bill of Lading or Airway Bill are required to be submitted to the Bank as supporting documents to invoice.

Packing credit is allowed with 70% advance against lodgement of valid export letters of credit for up to 90 days or the expiry date of the related letters of credit, whichever is earlier.

The Company and the Co-borrower mentioned under the Inter-availability clause below undertake not to accept any amendments to the master letters of credit without the prior written consent of the Bank.

6.	GUARANTEE FACILITY – HKD600,000

For the issuance of bank guarantees against counter indemnities from the Company and the Co-borrower to secure utility services.

7.	CORPORATE VISA CARDS – HKD300,000

Interest will be charged at the Bank’s prevailing Visa Card rate.

INTER-AVAILABILITY

The above facilities will also be available to Catalina Asia Ltd. formerly known as Go-Gro Ltd. (the “Co-borrower”), provided that the total outstandings of the Company and the Co-borrower are within the limit amount of each type of facilities. It is agreed that for any utilisation of the facilities by the Co-borrower there will not need to be any further reference to the Company.

INTEREST, COMMISSIONS AND FEES

Unless otherwise specified, interest on all sums advanced will be payable monthly in arrears at Prime or HIBOR, whichever is higher. “Prime” means the rate which we announce or apply from time to time as our prime rate for lending Hong Kong Dollars and “HIBOR” means the rate which we determine to be the Hong Kong Interbank Offered Rate for the relevant period.

Commissions will be charged at our standard rates unless otherwise stipulated. Credit bills negotiation for export bills will be discounted at our standard bills finance rate minus 2% per annum for Hong Kong Dollar bills and at our standard bills finance rates minus 0.5% per annum for foreign currency bills. Export bills will be discounted, import bills and packing credit will be financed at our standard bills finance rates. Export invoice discounting will be charged at our standard bills finance rates minus 0.75% per annum for Hong Kong Dollar bills and at our standard bills finance rates for United States Dollar bills.

A default rate of 8% per annum over Prime or HIBOR, whichever is higher, will apply to amounts not paid when due or in excess of agreed facility amounts. All past due bills shall bear interest at 4% per annum above the rates charged on your regular bills outstandings.

Letters of Credit Opening Commission & Commission in lieu of Exchange (import & export)
First USD50,000	1/4%
Balance	1/32%

You shall pay to the Bank an arrangement fee of HKD20,000, payable on the date on which the Bank’s offer of the above facilities are accepted by you as signified by your counter-singing of this letter. The arrangement fee is non-refundable in any event. A handling fee in an amount to be mutually agreed will be payable on each anniversary of the date of this letter if the facilities are continuing. The fees will be debited to your current account.

Whether or not the documentation for the above facilities is executed or the facilities are made available to you as contemplated following your acceptance of this letter, you shall forthwith on demand reimburse the Bank all out of pocket expenses (including but not limited to legal fees and disbursements) incurred by the Bank in connection with the facilities including, without limitation, the negotiation, preparation, execution and/or enforcement of this letter and the documentation referred to below.

AVAILABILITY AND REPAYMENT

The above facilities are subject to periodic review by the Bank at its discretion, and it is expressly agreed that they will at all times be available at the sole discretion of the Bank. Notwithstanding any other provisions contained in this letter or in any other document, the Bank will at all times have the right to require immediate payment and/or cash collateralisation of all or part of any sums actually or contingently owing to it, and the right to immediately terminate or suspend, in whole or in part, the facilities and all further utilisation of the facilities.

ASSIGNMENT

The Company and the Co-borrower may not assign or transfer all or any of their rights, benefits or obligations under this letter (and any documentation or transactions to which this letter relates) without the Bank’s prior written consent.

The Bank may at any time assign or transfer to any one or more banks or other financial institutions all or any of its rights, benefits or obligations under this letter (and any documentation or transactions to which this letter relates) or change its lending office.

DOCUMENTATION

Before the above facilities may be used, the enclosed copy of this letter must be signed by the Company and the Co-borrower and returned to us together with certified copies of appropriate authorising board resolutions.

The following documentation are held/will also be required:

•	General Customer Agreements executed by the Company and the Co-borrower.

•	Unlimited cross corporate guarantees between the Company and the Co-borrower.

•	Corporate guarantee by Catalina Lighting, Inc. limited to the principal amount of USD7,800,000—plus interest and other charges for the account of the Company and the Co-borrower.

•
Signed original copies of annual audited financial statements of the Company and the Co-borrower within 9 months after their respective financial year end. A signed original copy of annual audited financial statements (i.e. 10K) of Catalina Lighting, Inc. within 6 months from statement date. Signed original copies of quarterly management accounts, quarterly stock and debtor list within 3 months after the end of the relevant accounting period. A signed original copy of quarterly financial statements (i.e. 10Q) of Catalina Lighting, Inc. within 3 months from statement date. Such other information as the Bank may request from time to time.

CONDITIONS

1.
The overdraft, loan and trust receipt loan outstandings of the Company and the Co-borrower are not to exceed cash deposit/credit balance under lien to the Bank in the same company, except for negotiation of discrepant credit bills.

2.	The total facility outstandings (excluding negotiation of discrepant credit bills outstanding) of the Company and the Co-borrower are not to exceed cash deposit/credit balance under lien to the Bank and export bills sent to collection under the same company.

UNDERTAKINGS

The Company undertakes to the Bank that it will:

•
Limit the maximum outstanding trade receivables and current accounts to HKD150,000,000 – and limit the days outstanding for any intercompany trade receivables and current account to less than 90 days. Intercompany receivables regarding direct sales to United States buyers are not included in the intercompany trade receivables provided that they are 100% supported by export bills under letters of credit presented to the Bank for negotiation and/or for collection.

•
Provide the Bank with statements showing a breakdown of loans to/from Catalina Lighting, Inc. and/or it subsidiaries and trade receivables and current accounts with Catalina Lighting, Inc. and/or its subsidiaries within 3 months from statement date.

Each of the Company and the Co-borrower undertakes to the bank that it will:

•	Not declare any dividends without the prior written consent of the Bank.

•	Ensure at all times its payment obligations under this letter and the security documentation contemplated hereunder rank at least pari passu to that of its other lenders.

•	Immediately inform the Bank of any change of its directors or beneficial shareholders or amendment of its memorandum or articles of association.

By acceptance of this letter the Company and the Co-borrower give consent to the Bank to disclose details of their account relationship with the Bank (including credit balances and any security given for the facilities) to all or any of the following persons (whether in or outside Hong Kong): (i) its Head Office and any of its offices, branches, related companies or associates, (ii) any actual or proposed participant or sub-participant in, or assignee or novatee of the Bank’s rights in relation to their accounts, (iii) any agent, contractor or third party service provider which provides services of any kind to the Bank in connection with the operation of its business, (iv) any financial institution with which the Company and Co-borrower have or propose to have dealings to enable credit checks to be conducted on them, and (v) any person to whom the Bank is under an obligation to make disclosure under the requirements of any law binding on the Bank or any of its branches.

Please sign the enclosed copy of this letter and return it to the Bank’s Credit Operations at 11th Floor, Standard Chartered Tower, 388 Kwun Tong Road, Kwun Tong, Kowloon, for the attention of Ms. Eros Hung, within one month after the date of this letter, after which this offer will lapse. When accepted, this letter will supersede any previous facility letter which the Bank has issued to the Company. This letter will be governed by Hong Kong SAR law.

We enclose a set of documents which should also be completed and returned to the Bank at the above mentioned address. If you have any queries regarding the completion of the required documents, please contact Ms. Eros Hung, whose telephone number is 2282-6396. With regard to queries on banking arrangements, you can contact our Senior Relationship Manager Ms. Angela Leung, whose telephone number is 2821-1812.

We are pleased to be of service to you and take this opportunity to thank you again for your custom.

Yours faithfully,

For and on behalf of STANDARD CHARTERED BANK

/s/ Ivy Lam

Ivy Lam
Senior Credit Documentation Manager

IYL/cnm

Agreed
For an on behalf of GO-GRO INDUSTRIES LTD.

/s/ Chan Wai Kuen

Agreed
For and on behalf of CATALINA ASIA LTD.

/s/ Chan Wai Kuen

GO-GRO INDUSTRIES LTD.

Attachment Regarding Trade Finance Products

This attachment forms an integral part of our banking facility letter dated 20th September 2002.

You may use any product or aggregate of products in any one group up to the limit shown in the attached banking facility letter.

Trade Finance Group ALL

•	Discrepant Credit Bills Negotiated - with recourse

Trade Finance Group 1

•	Purchase of Documents against Payment Bills of Exchange secured by goods
•	Purchase of Documents against Acceptance Bills of Exchange with ECA/approved insurance cover
•	Back to Back Letters of Credit
•	Import Letters of Credit - sight and usance
- secured by goods

•	Loan against Import

Trade Finance Group 2

•	Purchase of Documents against Acceptance Bills of Exchange without ECA/approved insurance cover
•	Purchase of Documents against Payment Bills of Exchange not secured by goods
•	Quasi Back to Back Letters of Credit - not secured by goods
•	Import Letters of Credit - sight and usance
- not secured by goods

•	Shipping Guarantees

Trade Finance Group 3

•	Pre-shipment Loan - i.e. Packing Credit
•	Acceptance of draft under Import Letters of Credit
•	Release of Documents against Acceptance or Trust Receipt
•	Loans against Trust Receipt
•	Import Loans
•	Export Invoice Discounting